EXHIBIT 99.2
                                                                   ------------


November 14, 2006

PERSONAL AND CONFIDENTIAL

Gordon A. Paris
7 Mt. Holly Drive
Rye, NY  10580

            RE:  TERMINATION OF EMPLOYMENT FROM SUN-TIMES MEDIA GROUP, INC.

Dear Gordon:

         This letter agreement (this "Agreement") modifies that certain letter agreement, dated September 13, 2006 (the "Separation Agreement"), relating to your termination of employment from Sun-Times Media Group, Inc. ("Sun-Times") and its subsidiaries and affiliates.

         Notwithstanding anything to the contrary in the Separation Agreement, you agree to resign from the positions of President and Chief Executive Officer of Sun-Times effective as of the close of business on November 14, 2006, but you shall otherwise continue as an active employee of Sun-Times and its subsidiaries and affiliates through December 29, 2006 as contemplated by the Separation Agreement, except that you shall be obligated during such period to perform only such services, if any, as reasonably requested by the board of directors of Sun-Times. Your resignation letter is attached hereto as Exhibit
A. For the avoidance of doubt: (a) you shall continue to receive all compensation, benefits and other amounts payable to you through December 29, 2006 under your employment agreement, dated as of March 2, 2006 with Sun-Times, as if you had continued to be employed thereunder as President and Chief Executive Officer of Sun-Times; (b) your employment will terminate on December 29, 2006 in accordance with the Separation Agreement; and (c) following such termination of employment you shall be entitled to receive all compensation, benefits and other amounts payable to you pursuant to the Separation Agreement.

         Except as otherwise specifically provided in this Agreement, the Separation Agreement (and all rights and obligations thereunder) shall remain in full force and effect. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws.

         Gordon, please indicate your understanding and acceptance of this Agreement by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to me.


                                     Very truly yours,


                                         SUN-TIMES MEDIA GROUP, INC


                                         By: /s/ John F. Bard
                                             --------------------------------
                                         Name:  John F. Bard
                                         Title: Director and Member of
                                                Compensation Committee


I hereby accept the terms of this
Agreement and agree to abide by the
provisions hereof:


/s/ Gordon A. Paris
----------------------------
Gordon A. Paris
Date: November 14, 2006